Exhibit 23. 2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-175646) of Douglas Dynamics, Inc. for the registration of its common stock of our report dated March 8, 2011, with respect to the consolidated financial statements of Douglas Dynamics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the related Prospectus, which is part of the Registration Statement.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
November 1, 2011